Exhibit 10.1

TBC CORPORATION

2004 INCENTIVE PLAN

Effective on Approval By the Board of Directors on March 26, 2004; Approved By Stockholders on April 28, 2004

TBC CORPORATION

2004 INCENTIVE PLAN

Section 1. Purpose.

     The purposes of this 2004 Incentive Plan (the “Plan”) are (i) to establish a means for providing incentives to key employees of the Company (as hereinafter defined) upon whose judgment, initiative, and efforts the long-term growth and success of the Company are largely dependent; (ii) to assist the Company in attracting and retaining key employees of proven ability; and (iii) to increase the identity of interests of the Company’s key employees with those of its stockholders by providing such employees with the opportunity to acquire stock of the Company.

Section 2. Definitions.

     “Annual Performance Award” means a right to receive cash contingent upon the attainment of Performance Objectives determined by the Committee as more fully set forth in Section 7 hereof.

     “Base Salary” means the base salary earned by a Participant from employment with the Company at the beginning of the applicable Year or Cycle, including amounts which a Participant has elected to defer or to contribute to a flexible benefit, savings, or retirement plan established by the Company.

     “Board” means the Board of Directors of the Company.

     “Change of Control” means any change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, without limitation, a Change of Control shall be deemed to have occurred if (i) any “person” (as defined in Sections 13(d) and 14(d)(2) of the Exchange Act), other than any entity then controlled by the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the Company merges or consolidates with another corporation or entity and the Company or an entity controlled by the Company immediately prior to the merger or consolidation is not the surviving entity; or (iv) a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company takes place.

     “Code” means the Internal Revenue Code of 1986, as now or hereafter amended.

     “Committee” means the Compensation Committee of the Board of Directors of the Company.

     “Company” means TBC Corporation and, when used with reference to employment of a Participant, includes any Subsidiary.

     “Cycle” means a period of two or more calendar years beginning on January 1 of the first year and ending on December 31 of the last year. Multiple Cycles may be established and in effect at any given time under the Plan.

     “Employee” means any key employee of the Company or any Subsidiary.

     “Fair Market Value” means the closing price of a Share on the NASDAQ National Market System on the date the value of a Share is to be determined or, in the event the Shares are listed on any exchange, the closing price on such exchange on the date the value of a Share is to be determined. If there are no sales on any determination date, the Fair Market Value of a Share shall equal the mean between the bid and asked prices for a Share on such date on the NASDAQ National Market System or such exchange.

     “Incentive Award” means an Option, Annual Performance Award, or Long-Term Performance Award granted under the Plan.

     “Incentive Stock Option” means an Option that is an Incentive Stock Option, as defined in Section 422 of the Code.

     “Long-Term Performance Award” means a right to receive cash contingent upon the attainment of Performance Objectives determined by the Committee as more fully set forth in Section 7 hereof.

     “Maximum Annual Performance Award” for each Participant means 200% of that Participant’s Targeted Annual Performance Award.

     “Maximum Performance Objective” for each Performance Measure upon which any Annual Performance Award is based means the Performance at which 200% of the Annual Performance Award attributable to that Performance Measure will be earned by a Participant. No additional Annual Performance Award will be payable under the Plan to any Participant for Performance above an applicable Maximum Performance Objective.

     “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

     “Option” means a right to purchase Shares at a specified price; “Optionee” means the holder of an Option.

     “Participant” means an Employee selected to receive an Incentive Award.

     “Performance” means the extent to which a Performance Measure is achieved during an applicable Year or Cycle.

     “Performance Award” means, individually, an Annual Performance Award or a Long-Term Performance Award and, collectively, Annual Performance Awards and Long-Term Performance Awards.

     “Performance Measure” means one of the criteria by which the eligibility of a Participant for an Annual Performance Award or Long-Term Performance Award, in respect of an applicable Year or Cycle, is to be determined pursuant to Section 8(b), except that if the underlying Performance Award is not intended to be “performance-based” within the meaning of Code Section 162(m)(4)(C), the Committee has the discretion to select for use as Performance Measures any criteria, whether or not listed in Section 8(b).

     “Performance Objectives” for each Performance Measure mean, collectively, the Threshold Performance Objective, the Target Performance Objective, and with respect to Annual Performance Awards, the Maximum Performance Objective, for that Performance Measure.

     “Shares” means the shares of Common Stock of the Company.

     “Subsidiary” means any entity more than 50% of the voting control of which is held, directly or indirectly, by the Company.

     “Targeted Annual Performance Award” for each Participant means the amount, stated as a percentage of Base Salary, which a Participant is expected to earn as an Annual Performance Award if Targeted Performance Objectives for all Performance Measures applicable to that Participant are met.

     “Targeted Long-Term Performance Award” for each Participant means the amount, stated as a percentage of Base Salary, which a Participant is expected to earn as a Long-Term Performance Award if Targeted Performance Objectives for all Performance Measures applicable to that Participant are met.

     “Targeted Performance Objective” for each Performance Measure means the Performance at which 100% of the applicable Annual Performance Award or Long-Term Performance Award attributable to that Performance Measure will be earned by a Participant.

     “Tax Date” means the date as of which the amount of any withholding tax payment with respect to the exercise of an Option is calculated.

     “Threshold Performance Objective” for each Performance Measure means the Performance that must be exceeded before a Participant is eligible for any Annual Performance Award or Long-Term Performance Award, as applicable, attributable to that Performance Measure. No Annual Performance Award or Long-Term Performance Award will be payable under the Plan to any Participant for Performance at or below the applicable Threshold Performance Objective for a Performance Measure.

     “Year” means a calendar year.

Section 3. Maximum Incentive Awards; Adjustments.

     (a) Options. All grants of Options under the Plan shall be subject to the following limitations:

     (i) Maximum Number - Aggregate. Subject to the remaining provisions of this Section 3(a), the maximum number of Shares that may be issued pursuant to Options granted under the Plan shall be 2,000,000. Any Shares so issued may be authorized and unissued Shares or Shares held in the Company’s treasury.

     (ii) Terminated or Forfeited Options. If any Option granted under the Plan is terminated or forfeited prior to its exercise in full, the Shares that would otherwise have been issued upon the exercise of the Option shall not be charged against the maximum number of Shares available for issuance pursuant to Section 3(a)(i) and may be used for new Option grants.

     (iii) Certain Reductions. Unless prohibited by applicable Treasury Income Tax Regulations, if any Shares are tendered or withheld (by attestation as set forth in Section 6(d) or otherwise) in payment of all or part of the Option price of Shares issuable upon the exercise of any Option granted under the Plan or in satisfaction of withholding tax obligations with respect to the exercise of any Option granted under the Plan, the number of Shares that shall be charged against the maximum number of Shares available for issuance pursuant to Section 3(a)(i) shall be reduced by the number of Shares so tendered in payment or withheld.

     (iv) Maximum Number - Per Employee. Subject to Section 3(b), no Employee shall be granted Options for more than 100,000 Shares in the aggregate in any Year.

     (b) Recapitalization Adjustment. In the event of any change affecting the Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of stock or other corporate change, or any distribution to a holder of Shares other than ordinary cash dividends, the Committee shall make such adjustment, if any, as it may deem appropriate to avoid dilution in the number and kind of shares authorized for issuance under the Plan, the number and kind of shares subject to Options, and the Option price.

     (c) Performance Award Limitations. All awards of Annual Performance Awards and Long-Term Performance Awards shall be subject to the following limitations:

     (i) Annual Performance Award Limitation. The Maximum Annual Performance Award that an Employee may be eligible to receive with respect to each Year shall not exceed $1,000,000.

     (ii) Long-Term Performance Award Limitation. The Targeted Long-Term Performance Award that an Employee may be eligible to receive with respect to each Cycle shall not exceed $1,000,000.

Section 4. Administration.

     (a) Committee. The Plan shall be administered by the Committee. Each director serving on the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and an “outside director” within the meaning of Code Section 162(m).

     (b) Authority. The Committee shall have and exercise all the power and authority granted to it under the Plan. Subject to Section 8 and the other provisions of the Plan, the Committee shall have authority in its sole discretion from time to time (i) to designate the Employees who shall be granted Incentive Awards; (ii) to prescribe such limitations, restrictions and conditions upon any Incentive Award as the Committee shall deem appropriate; (iii) to interpret the Plan and to adopt, amend and rescind rules and regulations relating to the Plan; (iv) to revise the Performance Measures applicable to Performance Awards; and (v) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

     (c) Committee Actions. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present, or acts reduced to or approved in writing by all members of the Committee, shall be acts of the Committee. All such actions shall be final, conclusive, and binding. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Incentive Award granted hereunder. In the performance of their duties, the members of the Committee shall be fully protected in relying in good faith upon information provided by the Company’s officers or auditors.

     (d) Interpretation and Construction. Any provision of this Plan to the contrary notwithstanding, (i) Options and designated Performance Awards under this Plan are intended to qualify as performance-based compensation within the meaning of Code Section 162(m)(4)(C); and (ii) any provision of this Plan that would prevent an Option or designated Performance Award from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

     (e) No Repricing. Notwithstanding anything to the contrary set forth elsewhere in the Plan, the Committee shall have no authority to reprice any Option granted under the Plan if such repricing has not been approved by the stockholders of the Company.

Section 5. Eligibility and Incentive Awards.

     (a) Eligible Employees. The Committee may grant Incentive Awards to any Employee.

     (b) Incentive Awards. Incentive Awards may be granted in any one or more combinations of (i) Incentive Stock Options; (ii) Nonqualified Stock Options; (iii) Annual Performance Awards; and (iv) Long-Term Performance Awards. All Incentive Awards shall be subject to such other terms and conditions as may be established by the Committee. Determinations by the Committee with respect to matters relating to the Plan, including without limitation, designation of Participants, the form, amount and timing of granting of Incentive Awards, the terms and provisions of Incentive Awards, and the written documents evidencing Incentive Awards, need not be uniform and may be made selectively among Employees who receive, or are eligible to receive, Incentive Awards, whether or not such Employees are similarly situated.

     (c) Employment. The Plan and the Incentive Awards granted hereunder shall not confer upon any Employee the right to continued employment with the Company or affect in any way the right of the Company to terminate the employment of any Employee at any time and for any reason.

Section 6. Options.

     The Committee may grant Incentive Stock Options and Nonqualified Stock Options and such Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe.

     (a) Provisions Applicable to All Options. All Options granted under the Plan shall be subject to the following terms and conditions:

     (i) Written Form. The terms and conditions of each Option granted under the Plan shall be set forth in writing in a form which shall be approved by the Committee.

     (ii) Option Price. The Option price per Share with respect to each Option shall be determined by the Committee but shall not be less than the Fair Market Value per Share on the date the Option is granted.

     (iii) Term and Exercise of Options. Subject to Section 6(b)(i), the term of each Option shall be not more than ten years after the date of grant. At the time an Option is granted, the Committee may provide that the Option may be exercised in full or in part only after the passage of a specified period or periods of time following the date of grant or only if specified conditions have been satisfied. Except as set forth in Section 6(a)(vi), an Option may be exercised only if the Optionee has been continuously employed by the Company since the date of grant.

     (iv) Other Terms. At the time an Option is granted, the Committee may specify such other terms, restrictions or limitations as it may deem appropriate in addition to those set forth herein, including without limitation, restrictions on the transferability of the Shares issuable upon the exercise of the Option.

     (v) Procedure for Exercise of Options and Payment. The holder of an Option granted under the Plan may exercise the Option in full or in part (but for full Shares only) by giving written notice of exercise to the Committee. At the time such notice is given, the Option price for the Shares purchased must be paid in full either in cash or by delivery of Shares owned by the Optionee or any combination of cash and already-owned Shares. In any case in which payment of the Option price is to be made by delivery of already-owned Shares, the attestation procedure set forth in Section 6(d) may be used, subject to the limitations described therein. An Option shall be deemed exercised on the date the Committee receives written notice of the exercise, together with full payment for the Shares purchased. In the event already-owned Shares are used to pay all or a portion of the Option price, such Shares must have been held by the Option holder for at least six months prior to their delivery to the Company. The amount credited to payment of the Option price shall be the Fair Market Value of the already-owned Shares on the date the Option is exercised.

     (vi) Certain Events Impacting Outstanding Options.

     (A) Leaves of Absence. Whether authorized leave of absence or absence for military or governmental service constitutes a termination of employment for purposes of any Option shall be determined by the Committee, after consideration of any applicable regulations issued under the Code.

     (B) Termination of Employment. Subject to the limitation set forth in Section 6(a)(vi)(D), at the time an Option is granted, or at such other time as the Committee may determine, with respect to all or any portion of any Option as the Committee may determine, the Committee may provide that if the Optionee ceases to be employed by the Company for any reason (including retirement or disability) other than death, then the Option will continue to vest or the vesting of the Option will be accelerated and/or the Option will continue to be exercisable by the Optionee for such additional period (not to exceed the remaining term of such Option) after termination of employment as the Committee may provide.

     (C) Death. At the time an Option is granted or at such other time as the Committee may determine, the Committee may provide that if the Optionee dies while employed by the Company or while entitled to the benefits of any additional exercise period established by the Committee with respect to such Option in accordance with Section 6(a)(vi)(B), then the Option will continue to be exercisable by the person or persons (including the holder’s estate) to whom the holder’s rights with respect to such Option have passed by will or by the laws of descent and distribution or the holder’s designated beneficiary, for such additional period after death (not to exceed the remaining term of such Option) as the Committee may provide.

     (D) Limitation on Exercise. Except in the case of death, disability or retirement, or under such other circumstances as the Committee may from time to time determine, no Option shall be exercisable prior to the first anniversary of its date of grant.

     (b) Additional Provisions Applicable to Incentive Stock Options. The following additional terms and provisions shall apply to all Incentive Stock Options granted under the Plan, notwithstanding any other provisions of this Section 6 to the contrary:

     (i) Certain Optionees. No Incentive Stock Option shall be granted to any Employee who possesses, directly or indirectly (as provided in Section 424(d) of the Code), at the time of grant, more than 10% of the combined voting power of all classes of stock of the Company, any Subsidiary or any parent corporation (as defined in the Code), unless (A) the option price is at least 110% of the Fair Market Value of the Shares subject to the Option on the date such Option is granted, and (B) such Option is not exercisable after the expiration of five years from the date of grant.

     (ii) $100,000 Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of Shares with respect to which Incentive Stock Options granted under the Plan and all other plans of the Company, any Subsidiary, and any parent corporation are exercisable for the first time by any individual in any calendar year shall not exceed $100,000, or such other maximum amount then permitted by the Code.

     (iii) No Grants After Ten Years. No Incentive Stock Option may be granted on or after the tenth anniversary of the adoption of the Plan by the Board.

     (c) Fractional Shares. No fractional Shares shall be issued pursuant to the exercise of an Option, nor shall any cash payment be made in lieu of fractional Shares.

     (d) Attestation Procedure. If a holder desires to pay the Option price by delivery of already-owned Shares, the holder may either physically deliver already-owned Shares or follow the attestation procedure set forth in this Section 6(d). To attest to the ownership of already-owned Shares, the holder shall submit to the Company a signed statement at the time of exercise of an Option that (i) sets forth the number of Shares already-owned by the holder that are to be used in payment of the Option price (the “Payment Shares”), (ii) confirms that the holder is the owner of the Payment Shares, and (iii) if the Payment Shares are registered in the holder’s name, sets forth the certificate number(s) of the Payment Shares. The Payment Shares shall be treated as having been delivered to the Company by the holder on the date of exercise, and the Company shall issue to the holder a certificate for the number of Shares being purchased, less the number of Payment Shares. The Committee shall have the authority to amend the foregoing procedure from time to time or to limit its use in such manner as the Committee may in its discretion determine.

     (e) Change of Control. In order to maintain a Participant’s rights with respect to any Option in the event of a Change of Control, the Committee may, in its sole discretion, take any one or more of the following actions, either at the time that the Option is granted or at any time thereafter: (i) provide for the acceleration of any time periods relating to the exercise of any Option, so that such Option may be exercised in full on or before a date fixed by the Committee, (ii) provide for the purchase of any Option by the Company for an amount of cash equal to the amount that could have been attained upon the exercise of such Option had such Option been currently exercisable or payable, (iii) make such adjustment to any Option as the Committee deems appropriate to reflect a Change of Control, or (iv) cause any Option to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation, if any, in connection with a Change of Control.

     (f) Withholding for Taxes. The Company shall be entitled, if necessary or desirable, to withhold from any cash compensation otherwise payable to the holder of any Option, the amount of any required federal, state and local withholding tax attributable to the Shares to be issued upon exercise of the Option, or the Company may defer issuing any Shares upon exercise of any Option if any such tax, charge, or assessment is pending until the Company is indemnified to the Committee’s satisfaction.

     (g) Use of Shares to Pay Withholding Taxes. The holder of a Nonqualified Stock Option may elect to have the Company retain from the Shares to be issued upon the exercise of the Option Shares having a Fair Market Value on the Tax Date equal to the required federal, state and local withholding tax payments to be made by the holder with respect thereto, in lieu of making such payments in cash. The Committee may from time to time establish rules or limitations with respect to the right of a holder to elect to have the Company retain Shares in satisfaction of withholding payments.

     (h) Deferral of Receipt of Shares. The Committee may establish procedures to enable the holder of any outstanding Option to defer receipt of the Shares issuable upon exercise of such Option.

     (i) Compliance with Laws and Exchange Requirements. No Option shall be granted and no Shares shall be issued in connection with any Option unless the grant of the Option and the issuance and delivery of Shares pursuant thereto shall comply with all relevant provisions of state and federal law, including without limitation, the Securities Act of 1933, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of the NASDAQ National Market System or any stock exchange upon which the Shares may then be listed.

Section 7. Performance Awards.

     The Committee may grant to Employees, Annual Performance Awards for any Year beginning after December 31, 2004, and Long-Term Performance Awards for any Cycle beginning after December 31, 2004. Performance Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

     (a) Performance Award Amounts and Performance Goals. The amount which a Participant selected to receive a Performance Award has an opportunity to earn is based upon (i) the specified percentage of the Participant’s Base Salary represented by that Participant’s Targeted Annual Performance Award or Targeted Long-Term Performance Award, as the case may be; (ii) the Performance of the Performance Measures applicable to that Participant; (iii) the respective weightings of those Performance Measures; and (iv) the Performance Objectives for each applicable Performance Measure.

     (b) Procedure for Implementation.

     (i) CEO Recommendations. As promptly as possible after January 1 of each applicable Year or of the first year of each Cycle, the Chief Executive Officer of the Company shall submit his recommendations to the Committee as to Employees (other than the Chief Executive Officer) (A) who should be Participants with respect to Annual Performance Awards for the then current Year and the Targeted Annual Performance Award for each recommended Participant; and (B) who should be Participants with respect to Long-Term Performance Awards for the applicable Cycle and the Targeted Long-Term Performance Award for each recommended Participant. With these recommendations, the Chief Executive Officer shall also submit his recommendations as to the Performance Measures applicable to each recommended Participant and their respective weightings, and the Threshold Performance Objective, Targeted Performance Objective, and for Annual Performance Awards, the Maximum Performance Objective, for each Performance Measure, together with such explanations as the Chief Executive Officer may deem appropriate or the Committee shall request.

     (ii) Committee Action. The Committee shall act promptly upon the recommendations of the Chief Executive Officer of the Company as to the matters listed in Section 7(b)(i), with such changes in the recommendations of the Chief Executive Officer as the Committee may adopt, and shall at that time also approve the Performance Measures and the Performance Objectives for each Performance Measure which shall be applicable to the Chief Executive Officer for the then current Year or applicable Cycle, as well as the respective weightings of each Performance Measure.

     (iii) Furnishing of Information to Participants. Action by the Committee in accordance with Section 7(b)(ii) shall constitute direction to the Chief Executive Officer of the Company to furnish to Participants for the then current Year or applicable Cycle, as promptly as reasonably possible, information with respect to their respective Targeted Annual Performance Award and/or Targeted Long-Term Performance Award, Performance Measures, weighting, Performance Objectives and with respect to Annual Performance Awards, Maximum Performance Objectives, for that Year or Cycle.

     (iv) Reduction of Targeted Performance Award Percentages. The percentage of a Participant’s Base Salary represented by that Participant’s Targeted Annual Performance Award or Targeted Long-Term Performance Award shall not be reduced for any Year or Cycle after the information described in Section 7(b)(iii) has been furnished to that Participant.

     (c) Performance Award Formula; Calculation. Performance Awards shall be calculated as follows:

     (i) General Rules. As to each Performance Measure applicable to a Participant, (A) if the Threshold Performance Objective is not exceeded, no Performance Award shall be made with respect to such Performance Measure; (B) in the case of a Long-Term Award, if the Targeted Performance Objective is met or exceeded, the amount used in calculating the Long-Term Performance Award attributable to that Performance Measure shall be the Targeted Performance Objective for that Performance Measure; and (C) in the case of an Annual Performance Award, if the Maximum Performance Objective is met or exceeded, the amount used in calculating the Annual Performance Award attributable to that Performance Measure shall be the Maximum Performance Objective for that Performance Measure.

     (ii) Performance Between Threshold and Targeted Performance Objectives. For each Performance Measure for which the Performance exceeds the Threshold Performance Objective for that Performance Measure, but is less than or equal to the Targeted Performance Objective for that Performance Measure, the amount of the Performance Award payable to a Participant shall be equal to the Participant’s Base Salary, multiplied by the Targeted Annual Performance Award or Targeted Long-Term Performance Award, as the case may be, percentage applicable to that Participant, multiplied by the percentage weighting of that Performance Measure, multiplied by a fraction (computed to the nearest hundredth of one percent), the numerator of which is an amount equal to the Performance of that Performance Measure less the Threshold Performance Objective for that Performance Measure, and the denominator of which is an amount equal to the Targeted Performance Objective for that Performance Measure less the Threshold Performance Objective for that Performance Measure.

     (iii) Certain Annual Performance Award Calculations. In the case of an Annual Performance Award only, for each Performance Measure for which the Performance exceeds the Targeted Performance Objective for that Performance Measure, the amount of the Annual Performance Award payable to a Participant shall be equal to the Participant’s Base Salary, multiplied by the Targeted Annual Performance Award percentage applicable to that

Participant, multiplied by the percentage weighting of that Performance Measure, multiplied by the sum of 1.0 plus a fraction (computed to the nearest hundredth of one percent), the numerator of which is an amount equal to the Performance of that Performance Measure (not to exceed the Maximum Performance Objective for that Performance Measure) less the Targeted Performance Objective for that Performance Measure, and the denominator of which is an amount equal to the Maximum Performance Objective for that Performance Measure less the Targeted Performance Objective for that Performance Measure.

     (d) Determinations and Adjustments.

     (i) Basis for Determinations. To the extent practicable, determination of Performance Measures, Performance Objectives, and Performance shall be based upon the books and records of the Company kept in the ordinary course of business, including its audited financial statements and results of operations and such official and industry data as is generally available and relied upon by the Company and its competitors and suppliers in the industry. Any questions or disputes regarding the correctness, adequacy, definition, or otherwise of books, records, and data relied upon for determinations under the Plan shall, for all purposes of the Plan, be finally decided by the Committee, acting upon the recommendation of the Chief Executive Officer of the Company and such other sources as the Committee shall deem prudent.

     (ii) Certain Adjustments. Subject to Section 8, the Committee shall have the right to adjust Performance Objectives for any Year or Cycle as it deems appropriate due to the occurrence of extraordinary items during that Year or Cycle (such as, by way of example and not in limitation, the acquisition or sale of a business unit or the Company’s decision to incur additional indebtedness or to make optional debt prepayments).

     (e) Pro-Ration of Awards; Change of Control. A Participant’s Annual Performance Award for any Year or Long-Term Performance Award for any Cycle shall be pro-rated in the event that the Participant’s employment is terminated prior to the last day of that Year or of the applicable Cycle (i) by reason of retirement in accordance with the retirement policies of the Company, death, disability, or other circumstances approved by the Committee; or (ii) with respect to Annual Performance Awards, following a Change in Control of the Company occurring during that Year. Any such pro-ration shall be based upon the number of days in the Current Year or applicable Cycle during which the individual was a Participant. Upon the occurrence of a Change of Control of the Company, Long-Term Performance Awards for each Cycle which includes the year in which such Change of Control occurs shall be deemed fully earned on the date of the Change of Control, as if the date of the Change of Control was the last day of the Cycle and as if the Targeted Performance Objective for each Performance Measure applicable to Participants for that Cycle was met and exceeded. Payment of the Awards for any such Cycle shall be made on the date of the Change of Control. In all other cases, to receive an Annual Performance Award for any Year or a Long-Term Performance Award for any Cycle, a Participant must be an employee of the Company on the last day of that Year or of the applicable Cycle, as the case may be.

     (f) Promotion; Employment for Less than Full Year. A Participant’s Annual Performance Award for any Year shall be pro-rated in the event that the Participant is employed on the last day of that Year but has been a Participant in the Plan for less than all of the Year, or a Participant who was a Participant on January 1 of a Year is promoted and the Committee decides to increase the Targeted Annual Performance Award for that Participant because of the promotion. Any such pro-ration shall be based upon the number of days in the Year during which the individual was a Participant or a Participant at different Targeted Annual Performance Awards.

     (g) Conduct Detrimental to Company. Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the right to reduce or cancel, prior to the last day of any Year or applicable Cycle, any Participant’s Annual Performance Award for that Year or Long-Term Performance Award for that Cycle on the basis of the Participant’s individual performance or in the event of conduct by the Participant which the Committee determines is detrimental to the Company or any Subsidiary.

     (h) Payment.

     (i) Report and Certification. Promptly after receipt of the report of the Company’s independent public accountants with respect to the consolidated financial statements of the Company for each Year, the Chief Executive Officer of the Company shall provide a report to the Committee setting forth the Annual Performance Award and Long-Term Performance Award calculations for each Participant for that Year or the Cycle then completed. The Committee shall consider and act upon the Chief Executive Officer’s report and recommendations and shall certify as to whether and to the extent that the Performance Objectives and other material terms have been satisfied for all Performance Awards, so as to permit payment of Performance Awards promptly thereafter and, in any event, prior to March 15 of the year following the end of the Year or Cycle for which the Performance Awards are being paid.

     (ii) Method of Payment. Payment of Performance Awards shall be made by check or direct deposit to the account of each Participant, in accordance with the regular payroll practices of the Company. The Company shall withhold from the gross amount of any Performance Award all required amounts necessary to satisfy all applicable federal, state, and local withholding requirements.

     (i) Deferral. Notwithstanding any provision of Section 8, to the extent that the Committee, in its sole discretion, determines that the payment of any portion of any Performance Award earned by any Participant is not deductible by the Company or any of its Subsidiaries by reason of Code Section 162(m), the Company or the applicable Subsidiary shall delay the payment of such portion of such Award. The Company shall remain obligated to pay in full the portion of the Performance Award which is unpaid by reason of this Section 7(i) and shall thereafter promptly pay such part thereof as the Committee, in its sole discretion, shall from time to time determine is then deductible in accordance with Code Section 162(m). Until paid in full, the portion of any Performance Award which is unpaid by reason of this Section 7(i) shall, unless a different rate of return has been selected from time to time by the Committee, bear interest, compounded daily and computed at an annual rate which is equal to the average yield for BBB Industrial Bonds, as published in Standard & Poor’s Corporate and Government Bond Yield Index (or such similar index as the Committee shall select) for the month last preceding the beginning of the then-current calendar quarter.

Section 8. Additional Provisions Applicable to Section 162(m) Performance Awards.

     The following provisions apply to all Annual Performance Awards and Long-Term Performance Awards that are intended to qualify as “performance-based” within the meaning of Code Section 162(m)(4)(C):

     (a) Authority of the Committee. The Committee shall, no later than 90 days after the commencement of each applicable Year or Cycle (or such earlier or later date as may be the applicable deadline for compensation payable hereunder to qualify as “performance-based” within the meaning of Code Section 162(m)(4)(C)), select and establish in writing (i) the Employees who will be Participants with respect to such Performance Awards; (ii) the applicable Performance Measures (which shall be selected from among the Performance Measures set forth in Section 8(b) below), their weighting, and the Performance Objectives relating to each such Performance Measure; and (iii) designate the Annual Performance Awards and Long-Term Performance Awards that are to qualify as “performance-based” within the meaning of Code Section 162(m)(4)(C).

     (b) Determination of Performance Measures. Performance Measures for Performance Awards designated to qualify as “performance-based” within the meaning of Code Section 162(m)(4)(C) shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and including or excluding discontinued operations and acquisition expenses as the Committee may determine: level of sales; unit tire sales; gross profit; earnings per share; share price; earnings before interest, taxes, depreciation, and amortization; income before taxes; net income; return on assets; return on equity; return on capital; total stockholder return; market valuation; cash flow; cash from operating activities; and completion of acquisitions. The foregoing criteria shall be determined as set forth in Section 7(d) and shall have any reasonable definitions, which may include or exclude any or all of the following items, as the Committee may specify within the period described in Section 8(a): extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures.

     (c) Discretion of the Committee. The Committee has no discretion to increase the amount of the Performance Award due upon attainment of the applicable Performance Measures. No provision of the Plan shall preclude the Committee from exercising negative discretion with respect to any Performance Award (i.e., to reduce or eliminate the Award payable) within the meaning of Treasury Income Tax Regulation Section 1.162-27(e)(2)(iii)(A).

Section 9. Non-Assignability.

     (a) General Rule. Except as provided in Section 9(b) with respect to Nonqualified Stock Options, no Incentive Award granted under the Plan shall be sold, assigned, transferred, pledged, or otherwise encumbered by the Participant, or be made subject to execution, attachment or similar process, otherwise than by will, by the laws of descent and distribution, or by the Participant’s designation, in a writing delivered to the Company before the Participant’s death, of a beneficiary or beneficiaries to whom the Participant’s rights in the Incentive Award will be transferred upon the Participant’s death. Except as provided in Section 9(b) with respect to Nonqualified Stock Options, each Option shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

     (b) Special Provisions Applicable to Nonqualified Stock Options. Any Option granted as a Nonqualified Stock Option and such other Options as the Committee may determine and any rights thereunder may be assigned or transferred pursuant to a qualified domestic relations order (as defined in the Code or the Employee Retirement Income Security Act of 1974). In addition, the Committee may permit any Optionee holding an Option granted as a Nonqualified Stock Option and such other Options as the Committee may determine, either before or after the date of grant, to transfer the Option during the Optionee’s lifetime to one or more members of the Optionee’s family, to one or more trusts for the benefit of one or more members of the Optionee’s family, or to a partnership or partnerships of members of the Optionee’s family, if no consideration is paid for the transfer and such transfer would not result in the loss of any exemption under Rule 16b-3 for any Option granted under any plan of the Company. The transferee of an Option shall be subject to all restrictions, terms and conditions applicable to the Option prior to its transfer. The Committee may impose on any transferable Option and on the Shares to be issued upon the exercise thereof such limitations and conditions as the Committee deems appropriate.

Section 10. Amendment and Termination of Plan.

     (a) Amendment. The Board may from time to time amend the Plan, or any provision thereof, in such respects as the Board may deem advisable except that it may not amend the Plan without stockholder approval so as to: increase the maximum number of Shares that may be issued under the Plan except in accordance with Section 3(b); permit the granting of Options with exercise prices lower than that specified in Section 6(a)(ii); materially modify the requirements as to eligibility for participation in the Plan; or reprice any outstanding Options granted pursuant to the Plan.

     (b) Termination. The Board may terminate the Plan at any time.

     (c) Effect of Amendment or Termination. Any amendment or the termination of the Plan shall not adversely affect any Incentive Award previously granted nor disqualify an Incentive Award from being treated as “performance based” within the meaning of Code Section 162(m)(4)(C). Incentive Awards outstanding at the time the Plan is terminated shall remain in full force and effect as if the Plan had not been terminated.

Section 11. Notices.

     Each notice relating to the Plan shall be in writing and delivered in person or by mail to the proper address. Each notice to the Committee shall be addressed as follows: TBC Corporation, 7111 Fairway Drive, Palm Beach Gardens, Florida 33418, Attention: Compensation Committee. Each notice to a Participant shall be addressed to the Participant at the address of the Participant maintained by the Company on its books and records or to such other address as the Participant may designate by written notice to the Company to that effect.

Section 12. Benefits of Plan.

     The Plan shall inure to the benefit of and be binding upon each successor of the Company. All rights and obligations imposed upon a Participant and all rights granted to the Company under the Plan shall be binding upon the Participant’s heirs, legal representatives and successors.

Section 13. Stockholder Approval and Term of Plan.

     (a) Adoption and Approval. The Plan shall become effective upon its adoption by the Board; provided, however, that if the Plan is not approved by the affirmative vote of the holders of a majority of the outstanding Shares present, in person or by proxy, and entitled to vote at the 2004 Annual Meeting of the Stockholders of the Company, the Plan shall terminate automatically on the date of such Annual Meeting.

     (b) Term. If approved by the stockholders of the Company as provided in Section 13(a), the Plan shall continue in effect until terminated pursuant to Section 10.